UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

☐ ANNUAL REPORT PURSUANT TO REGULATION A

or

☒ SPECIAL FINANCIAL REPORT PURSUANT TO REGULATION A

For the fiscal year ended: December 31, 2025

MODERN MINING TECHNOLOGY CORP.
(Exact name of issuer as specified in its charter)

British Columbia, Canada	98-1755335
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1500 – 1055 West Georgia Street Vancouver, British Columbia, Canada, V6E 4N7
(Full mailing address of principal executive offices)

(984) 235-6778
(Issuer’s telephone number, including area code)

Common Shares

(Title of each class of securities issued pursuant to Regulation A)

EXPLANATORY NOTE

The audited financial statements included in this Special Financial Report on Form 1-K were previously filed as part of the Post-Qualification Amendment No. 1 to the issuer’s Offering Statement on Form 1-A on July 10, 2026. The issuer is filing this Special Financial Report on Form 1-K to comply with Rule 257(b)(2)(i)(A).

This Special Financial Report on Form 1-K only includes Part I of Form 1-K, the audited consolidated financial statements for the years ended December 31, 2025 and 2024, and the signature page to Form 1-K.

Item 7. Financial Statements

Modern Mining Technology Corp.

Consolidated Financial Statements

For the Years Ended 31 December 2025 and 2024

Modern Mining Technology Corp. US Dollars

Management’s Responsibility

To the Shareholders of Modern Mining Technology Corp.:

Management is responsible for the preparation and presentation of the accompanying Consolidated Financial Statements, including responsibility for significant accounting judgments and estimates in accordance with International Financial Reporting Standards. This responsibility includes selecting appropriate accounting principles and methods, and making decisions affecting the measurement of transactions in which objective judgment is required.

In discharging its responsibilities for the integrity and fairness of the Consolidated Financial Statements, management designs and maintains the necessary accounting systems and related internal controls to provide reasonable assurance that transactions are authorized, assets are safeguarded and financial records are properly maintained to provide reliable information for the preparation of financial statements.

The Board of Directors and the Audit Committee are composed primarily of Directors who are neither management nor employees of the Company. The Board is responsible for overseeing management in the performance of its financial reporting responsibilities, and for approving the financial information included in the annual report. The Board fulfils these responsibilities by reviewing the financial information prepared by management and discussing relevant matters with management and the external auditors. The Audit Committee has the responsibility of meeting with management, and the external auditors to discuss the internal controls over the financial reporting process, auditing matters and financial reporting issues. The Audit Committee is also responsible for recommending the appointment of Modern Mining Technology Corp.’s external auditors.

We draw attention to Note 1 in the Consolidated Financial Statements which indicates the existence of a material uncertainty that may cast substantial doubt on the Company’s ability to continue as a going concern.

MNP LLP, an independent firm of Chartered Professional Accountants, is appointed by the shareholders to audit the Consolidated Financial Statements and report directly to them; their report follows. The external auditors have full and free access to meet periodically and separately with the Board of Directors, Audit Committee, and management to discuss their audit findings.

“Jeet Basi”	“Austin Thornberry”
Jeet Basi, CEO	Austin Thornberry, CFO

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Modern Mining Technology Corp.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial position of Modern Mining Technology Corp. (the “Company”) as of December 31, 2025 and 2024, and the related consolidated statements of loss and comprehensive loss, changes in deficit, and cash flows for each of the years in the two-year period ended December 31, 2025, and the related notes (collectively referred to as the “consolidated financial statements”).

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2025 and 2024, and the results of its consolidated operations and its consolidated cash flows for each of the years in the two-year period ended December 31, 2025, in conformity with IFRS® Accounting Standards as issued by the International Accounting Standards Board.

Material Uncertainty Related to Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred recurring losses from operations and has a net capital deficiency which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ MNP LLP

Chartered Professional Accountants

Licensed Public Accountants

We have served as the Company’s auditor since 2021.

Toronto, Canada

June 29, 2026

Modern Mining Technology Corp. Amounts expressed in United States dollars except share amounts

Consolidated Statements of Financial Position

	Note	As at 31 December 2025	As at 31 December 2024
Assets
Current Assets
Cash		$313,208	$101,829
Restricted cash		-	20,000
Sales tax receivable		47,969	30,701
Prepaid expenses		46,873	26,587
Security deposit		27,303	27,303
		435,353	206,420
Non-Current Assets
Property and equipment, net	(7)	28,917	24,081
Leasehold improvements, net	(8)	23	23,454
Right-of-use assets	(11)	85,258	76,877
Total Assets		$549,551	$330,832
Liabilities
Current Liabilities
Accounts payable	(17)	$4,449,133	$3,108,040
Short-term loans	(9)	1,978,809	1,025,732
Equipment loan	(10)	61,000	61,000
Lease liability – current	(11)	86,517	76,517
Convertible debenture	(12)	-	3,311,562
Interest payable on convertible debenture	(12)	-	455,922
Contract liability	(13)	200,000	-
Warrant liability	(14)	36,183,565	-
Simple agreement for future equity	(15)	85,000	-
		43,044,024	8,038,773
Non-Current Liabilities
Convertible debenture	(12)	3,421,526	92,300
Interest payable on convertible debenture	(12)	678,629	2,346
Total Liabilities		$47,144,179	$8,133,419
Deficit
Share capital	(16)	2,822,311	2,822,311
Contributed surplus – warrants		127,300	127,300
Accumulated other comprehensive income (“AOCI”)		294,131	717,339
Accumulated deficit		(49,838,370)	(11,469,537)
		(46,594,628)	(7,802,587)
Total Liabilities and Deficit		$549,551	$330,832
Nature of operations and going concern	(1)	Commitments	(21)
		Subsequent events	(22)

The Consolidated Financial Statements were approved by the Board of Directors and were signed on its behalf by:

“Signed”	“Signed”
Sean Bromley, Director	Mark Zorko, Director

-- The accompanying notes form an integral part of the consolidated financial statements --

Modern Mining Technology Corp. Amounts expressed in United States dollars except share amounts

Consolidated Statements of Loss and Comprehensive Loss

	Note	Year Ended 31 December 2025	Year Ended 31 December 2024

Expenses
Consulting fees		$583,883	$506,374
Management and director fees	(17)	458,113	453,720
Professional fees		384,900	209,578
Employee costs		279,130	279,344
Depreciation expense	(7) (8)(11)	155,955	165,725
Research and development		80,334	26,375
Insurance		63,846	63,029
General and administration		76,174	70,468
Travel and entertainment		28,039	2,060
Realized and unrealized (gain) loss from foreign exchange		(303,503)	574,218
		1,806,871	2,350,891

Other Income (Expense)
Unrealized gain (loss) on warrant liability	(14)	(36,183,565)	328,512
Interest and accretion expense	(9)(11)(12)	(371,564)	(307,757)
Other income (expense)		(6,833)	24,915
		(36,561,962)	45,670
Net loss for the year		$(38,368,833)	$(2,305,221)

Other comprehensive loss subsequently reclassified to net loss
Foreign currency translation adjustment		(423,208)	705,597
Comprehensive loss for the year		(38,792,041)	(1,599,624)

Basic and diluted loss per share		$(7.58)	$(0.46)
Weighted average shares outstanding		5,060,540	5,035,142

-- The accompanying notes form an integral part of the consolidated financial statements --

Modern Mining Technology Corp. Amounts expressed in United States dollars except share amounts

Consolidated Statements of Changes in Deficit

	Common Stock*	Share Capital	Contributed Surplus	AOCI	Accumulated Deficit	Total Deficit
Balance As At 01 January 2024	5,035,142	$2,822,311	$127,300	$11,742	$(9,164,316)	(6,202,963)
Foreign currency translation adjustment	-	-	-	705,597	-	705,597
Net loss for the year	-	-	-	-	(2,305,221)	(2,305,221)
Balance as at 31 December 2024	5,035,142	$2,822,311	$127,300	$717,339	$(11,469,537)	$(7,802,587)
Share issuances	47,058	-	-	-	-	-
Foreign currency translation adjustment	-	-	-	(423,208)	-	(423,208)
Net loss for the year	-	-	-	-	(38,368,833)	(38,368,833)
Balance as at 31 December 2025	5,082,200	$2,822,311	$127,300	$294,131	$(49,838,370)	$(46,594,628)

*	On 3 September 2025, the Company effected a 2.3529-for-1 forward share split of its issued and outstanding common shares. Accordingly, each outstanding share was subdivided into 2.3529 common shares. All figures and comparative figures reflected these changes retroactively.

-- The accompanying notes form an integral part of the consolidated financial statements --

Modern Mining Technology Corp. Amounts expressed in United States dollars except share amounts

Consolidated Statements of Cash Flows

		Year Ended 31 December 2025	Year Ended 31 December 2024
Operative Activities
Net Loss for the Year		$(38,368,833)	(2,305,221)
Items not Affecting Cash
Depreciation expense	(7) (8) (11)	155,955	165,725
Interest and accretion expense on convertible debentures	(12)	238,025	231,810
Interest on lease liability	(11)	16,324	16,061
Interest on short-term loan	(9)	127,478	59,886
Other income from the grant		-	(5,000)
Unrealized (gain) loss on warrant liability	(14)	36,183,565	(328,512)
Unrealized foreign exchange (gains) losses		(294,083)	329,040
		36,427,264	469,010
Net Change in Working Capital
Sales tax receivable		(27,095)	(21,274)
Prepaid expenses		(43,492)	(9,592)
Accounts payable		1,288,807	1,123,089
Cash Used in Operating Activities		(723,349)	(743,988)
Investing Activities
Purchase of property, plant and equipment	(7)	(32,064)	-
Cash Used in Investing Activities		(32,064)	-
Financing Activities
Short-term loans received	(9)	777,652	615,748
Proceeds from OR Royalties Inc.	(13)	200,000	-
Convertible debt received	(12)	-	92,300
Proceeds from issuance of simple agreement for future equity	(15)	85,000	-
Lease payments	(11)	(120,000)	(120,000)
Cash Provided by Financing Activities		942,652	588,048
Net effect of translation on foreign currency		24,140	231,862
Net Increase in cash		211,379	75,922
Cash – Beginning of Year		101,829	25,907
Cash – End of Year		$313,208	101,829

Supplemental cash flow information:

	Year ended 31 December 2025	Year ended 31 December 2024
Cash interest paid	$-	$-
Income taxes paid	$-	$-

-- The accompanying notes form an integral part of the consolidated financial statements --

Modern Mining Technology Corp. For The Years Ended 31 December 2025 and 2024 Amounts expressed in United States dollars except share amounts

Notes to the Consolidated Financial Statements

1)	Nature of operations and going concern

Modern Mining Technology Corp. (the “Company” or “MMTC”) was incorporated under British Columbia Business Corporations Act on 26 January 2021. The Company’s registered office is held at 1500 – 1055 West Georgia Street, Royal Centre, PO Box 11, Vancouver, BC V6E 4N7, Canada.

On 19 August 2021, the Company and Urban Mining International, Inc. (“UMI”) entered into a merger agreement (the “Merger Agreement”), providing for the acquisition of all the issued and outstanding common shares of UMI by the Company. Pursuant to the Merger Agreement, UMI and Urban Mining Merger Sub, Inc. (a subsidiary of UMI, created for the transaction) amalgamated and continued under the name of UMI. As a result of the Merger Transaction, UMI became a wholly owned subsidiary of MMTC on 1 September 2021. Subsequently, UMI changed its name to Modern Mining Technology Corp. as of 8 December 2021.

UMI was incorporated in the State of Delaware, USA on 8 August 2017 for the purpose of refining precious metals from electronic waste. UMI’s principal operating facility is located in Greenville, NC.

These consolidated financial statements (the “Financial Statements”) have been prepared on the basis of the accounting principles applicable to a going concern, which assumes the Company will be able to continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of operations. There are several adverse conditions such as the Company has not generated revenue to date and has a net working capital deficiency that cast substantial doubt upon the soundness of this assumption. These Financial Statements have been prepared on the assumption that the Company will continue as a going concern, meaning it will continue in operation for the foreseeable future and will be able to realize assets and discharge liabilities in the ordinary course of operations.

Management believes that the Company’s ability to continue as a going concern is dependent on its ability to raise additional capital. There cannot be any assurance that the Company will achieve profitable operations. Furthermore, no assurance can be given that any future financing will be available or, if available, that it will be on terms that are satisfactory to the Company. Even if the Company is able to obtain additional financing, it may contain undue restrictions on the Company’s operations, in the case of debt financing, or cause substantial dilution for the existing shareholders, in case of equity financing. These factors represent material uncertainties that cast substantial doubt about its ability to continue as a going concern.

These Financial Statements do not give effect to any adjustments which would be necessary should the Company be unable to continue as a going concern and thus be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in these Financial Statements. Any such adjustments could be material.

	31 December 2025	31 December 2024
Working capital deficit (current assets minus current liabilities)	$(42,608,671)	$(7,832,353)
Accumulated deficit	$(49,838,370)	$(11,469,537)

Modern Mining Technology Corp. Amounts expressed in United States dollars except share amounts

2)	Basis of presentation – Statement of Compliance

These Financial Statements, including comparatives, have been prepared in accordance with IFRS® Accounting Standards as issued by the International Accounting Standards Board (“IASB”) and interpretations issued by the International Financial Reporting Interpretations Committee (“IFRIC”). The term “IFRS” is used throughout these Financial Statements to refer collectively to all standards issued by the IASB, including those originally issued as International Accounting Standards (“IAS”) and those issued as International Financial Reporting Standards. The Financial Statements have been prepared on a historical cost basis, except for financial instruments classified as financial instruments at fair value through profit and loss, which are stated at their fair value.

3)	Material accounting policy information

a)	Basis of presentation

These Financial Statements incorporate the financial statements of the Company and the entity controlled by the Company, which consist of:

●	Modern Mining Technology Corp., which was incorporated on 26 January 2021 in the province of British Columbia, Canada.

●	Modern Mining Technology Corp., (“MMTC Delaware”), formerly known as UMI, which was incorporated on 8 August 2017 in the state of Delaware in the United States, wholly owned by the Company.

Control exists when the Company has the power, directly or indirectly, to govern the financial and operating policies of an entity so as to obtain returns from its activities. The financial activities of the subsidiary are included in these Financial Statements from the date that control commences until the date that control ceases. All intercompany transactions and balances have been eliminated.

b)	Foreign Currency

These Financial Statements are presented in the U.S. dollar (“US$”). The functional currency for the Company is the Canadian dollar. The functional currency of MMTC Delaware is the US$. The functional currency determinations were conducted through an analysis of the consideration factors identified in IAS 21, The Effects of Changes in Foreign Exchange Rates.

Items included in the financial statements of each consolidated entity are measured using the currency of the primary economic environment in which the entity operates (the “Functional Currency”). Foreign currency transactions are translated into the Functional Currency using the exchange rates prevailing at the dates of the transactions. At the end of the reporting period, monetary assets and liabilities of the Company which are denominated in foreign currencies are translated at the period-end exchange rate. Non-monetary assets and liabilities are translated at rates in effect at the date the assets were acquired, and liabilities incurred. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation of monetary assets and liabilities not denominated in the Functional Currency of an entity are recognized in profit or loss in the year in which the gain or loss arises.

Assets and liabilities of operations with a Functional Currency other than the US$ are translated at the reporting period end rates of exchange, and the results of its operations are translated at average rates of exchange for the year. The resulting translation adjustments are recognized in other comprehensive loss. Additionally, foreign exchange gains and losses related to certain intercompany amounts that are neither planned nor likely to be settled in the foreseeable future are included in other comprehensive loss.

Modern Mining Technology Corp. Amounts expressed in United States dollars except share amounts

3)	Material accounting policy information (continued)

c)	Loss per share

The Company presents basic and diluted loss per share data for its ordinary shares. Basic loss per share is calculated by dividing the loss attributable to ordinary shareholders of the Company by the weighted average number of common shares outstanding during the period. Diluted loss per share is determined by adjusting the loss attributable to common shareholders and the weighted average number of common shares outstanding, adjusted for the effects of all dilutive potential common shares. Instruments which would be anti-dilutive are not included in the calculation of diluted loss per share.

d)	Cash

Cash include cash on hand and deposits held with banks.

e)	Property and equipment and leasehold improvements

Property and equipment are initially recorded at cost. As assets are available for use, they are depreciated over their estimated useful lives on a straight-line basis at the following rates: equipment 3 years; leasehold improvements over the term of the lease. The depreciation method, useful life and residual values are assessed annually.

In determining amounts of depreciation, the Company is required to estimates how long the assets will be available for use.

f)	Leases and right-of-use assets

The Company has accounted for leases in accordance with IFRS 16 Leases. Contract arrangements are reviewed to determine if the agreement includes identifiable assets that the Company has the right to obtain sustainably all the economic benefits from the use of the asset during the period of use.

A right-of-use asset and lease liability are recognized at the lease commencement date. The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date.

The right-of-use asset is subsequently depreciated using the straight-line method from the commencement date to the end of the lease term. The right-of-use asset is subsequently measured at cost less accumulated depreciation and any accumulated impairment losses and adjusted for any remeasurement of the lease liability.

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company’s incremental borrowing rate. The incremental borrowing rate is the rate which the Company would have to pay to borrow, over a similar term and with a similar security, the funds necessary to obtain an asset of similar value to the right-of-use asset. The lease liability is subsequently measured by reducing the carrying amount to reflect lease payments made and to reflect any reassessments or modifications. The Company has included the estimated extension of the lease in the lease term in assessing the present value of future lease payments where the exercise of the extension options is reasonably certain.

A change in the scope of a lease contract, or the consideration for a lease, that was not part of its original terms and conditions is considered a lease modification. A lease modification is assessed to determine whether it meets the criteria of a separate lease that would require a separate right-of-use asset and a corresponding lease liability at the effective date of the modification. If the lease modification is not a separate lease, the Company remeasures the lease liability to reflect changes to the lease payments and adjusts the carrying amount of the right-of-use asset.

Modern Mining Technology Corp. Amounts expressed in United States dollars except share amounts

3)	Material accounting policy information (continued)

g)	Impairment of long-lived assets:

At the end of each reporting period the carrying amounts of the Company’s assets are reviewed to determine whether there is any indication that those assets are impaired. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment, if any. The recoverable amount is the higher of fair value less costs to sell and value in use. Fair value is determined as the amount that would be obtained from the sale of the asset in an arm’s length transaction between knowledgeable and willing parties. In assessing value in use, the estimated future cash flows are discounted to their present value using a discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. If the recoverable amount of an asset is estimated to be less than its carrying amount, the carrying amount of the asset is reduced to its recoverable amount and the impairment loss is recognized in profit or loss for the period. For an asset that does not generate largely independent cash inflows, the recoverable amount is determined for the cash generating unit to which the asset belongs.

Where an impairment subsequently reverses, the carrying amount of the asset (or cash generating unit) is increased to the revised estimate and its recoverable amount, but to an amount that does not exceed the carrying amount, net of accumulated depreciation, that would have been determined had no impairment loss been recognized for the asset (or cash generating unit) in prior years. A reversal of an impairment loss is recognized immediately in profit or loss.

Assets that have an indefinite useful life are not subject to amortization are tested annually for impairment.

h)	Financial instruments

Financial liabilities

Recognition and initial measurement

The Company recognizes a financial liability when it becomes party to the contractual provisions of the instrument. At initial recognition, the Company measures financial liabilities at their fair value plus transaction costs that are directly attributable to their issuance, with the exception of financial liabilities subsequently measured at fair value through profit or loss for which transaction costs are immediately recorded in profit or loss.

Classification and subsequent measurement

Financial liabilities are subsequently classified as measured at amortized cost unless they fall into one of the following categories: financial liabilities at fair value through profit or loss (“FVTPL”), financial liabilities that arise when a transfer of a financial asset does not qualify for derecognition, financial guarantee contracts, commitments to provide a loan at a below-market interest rate, or contingent consideration recognized by an acquirer in a business combination. Interest, gains and losses relating to a financial liability held at amortized cost are recognized in profit or loss.

Derecognition of financial liabilities

The Company derecognizes a financial liability only when its contractual obligations are discharged, cancelled or expired.

The financial instruments of the Company are classified as follows:

IFRS 9
	Classification	Measurement
Cash	Amortized cost	Amortized cost
Restricted cash	Amortized cost	Amortized cost
Accounts payable	Amortized cost	Amortized cost
Loan payable	Amortized cost	Amortized Cost
Short-term loans	Amortized cost	Amortized cost
Convertible debenture	Amortized cost	Amortized cost
Interest payable on convertible debenture	Amortized cost	Amortized cost
Warrant liability	FVTPL	Fair Value
Simple agreement for future equity	FVTPL	Fair value

Modern Mining Technology Corp. Amounts expressed in United States dollars except share amounts

3)	Material accounting policy information (continued)

Convertible debenture

Upon initial recognition, the Company determines whether the convertible debenture consists of liability and equity components, or if both components represent liabilities. The Company evaluated the terms and conditions of the contingent settlement provision determined that the instrument does not contain an equity component. The Company also evaluated the terms and conditions of the conversion feature and determined that the conversion feature does not meet the definition of derivative liability, therefore the entire instrument should be treated as financial liabilities. The convertible debenture was initially recorded at fair value and subsequently at amortized cost using the effective interest rate method. Any directly attributable transaction costs are allocated to the instrument to their initial carrying amount. See Note 12.

Warrant liability

During the year ended 31 December 2023, the Company amended certain terms of the warrants that were issued during the year ended 31 December 2021, and post amendment, the terms of the warrants enabled the holders to exercise the warrants on a “cashless” basis. This resulted in the shares issuable under the warrants to be variable, thus the instrument does not meet the “fixed-for-fixed” criteria. As a result, the Company reclassified the warrants from equity instrument into financial liabilities during the year ended 31 December 2023. The warrant liability has been recognized at the fair value on the date of the amendment and subsequently measured at FVTPL. Any fair value changes in the fair value of the warrant liability has been recognized in the consolidated statements of loss and comprehensive loss. (See Note 14).

Simple Agreements for Future Equity (“SAFE”)

During the year ended 31 December 2025, the Company entered into SAFE. The terms of these agreements entitle the holders to receive a variable number of common shares upon the occurrence of a future financing event at a discount to the offering price and may also require cash settlement upon the occurrence of certain events. The SAFE liability has been recognized at fair value on the date of issuance and is subsequently measured at FVTPL in accordance with IFRS 9 Financial Instruments. Any changes in the fair value of the SAFE liability are recognized in the consolidated statements of loss and comprehensive loss. (See Note15).

k)	Share capital

The Company’s shares and share warrants that are not classified as financial liabilities are classified as equity instruments. Incremental costs directly attributable to the issue of new shares are charged directly to share capital. Proceeds received on the issuance of units, comprised of common shares and warrants are allocated to common shares and warrants based on the relative fair value.

l)	Other income (expense)

The Company operates a pilot and demonstration facility primarily for research and development. Sales generated from trial campaigns are not considered ordinary activities under IFRS 15 Revenue from Contracts with Customers.

For the year ended 31 December 2025, the Company recognized $6,833 of expense (31 December 2025 – $24,915 income) within other income, representing proceeds from processed electronic waste feedstock net of purchasing and processing costs.

Modern Mining Technology Corp. Amounts expressed in United States dollars except share amounts

4)	Significant accounting judgments and key sources of estimation uncertainty

The preparation of the Company’s Financial Statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the reported amounts of assets, liabilities and contingent liabilities at the date of the Financial Statements and reported amounts of revenues and expenses during the reporting period. Estimates and assumptions are continuously evaluated and are based on management’s experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. However, actual outcomes can differ from these estimates.

Management must make significant judgments or assessments as to how financial assets and liabilities are categorized. The following are the critical judgments and areas involving estimates that management have made in the process of applying the Company’s accounting policies and that have the most significant effect on the amount recognized in the Financial Statements.

a)	Significant accounting estimates:

Significant assumptions about the future that management has made and about other sources of estimation uncertainty at the financial position reporting date that could result in a material adjustment to the carrying amounts of assets and liabilities relate to but are not limited to the following:

Fair value measurement of warrants

Certain of the Company’s warrants are re-measured at fair value at the end of every reporting period given they are settled on a cashless basis, which is an area of significant judgement given the Company is not publicly traded. Key assumptions include the share price, probability of an initial public offering and timing of an initial public offering.

b)	Significant accounting judgments:

Significant judgments about the future that management has made and about other sources of judgment uncertainty at the financial position reporting date that could result in a material adjustment to the carrying amounts of assets and liabilities relate to but are not limited to:

●	Functional currency: The determination of the functional currency of the Company as the Canadian dollar and it’s subsidiary as the US$.

●	Going concern: The Company’s ability to execute its strategy by funding future working capital requirements requires judgment. Estimates and assumptions are continually evaluated and are based on historical experience and other factors, such as expectations of future events that are believed to be reasonable under the circumstances.

5)	New standards, amendments and interpretations not yet adopted

The following amendments to standards and interpretations became effective for the annual periods beginning on or after 1 January 2026. The application of these amendments and interpretations had no significant impact on the Company’s consolidated financial position or results of operations. The IASB and the IFRIC have issued the following new and revised standards and interpretations that are not yet effective for the relevant reporting periods and the Company has not early adopted these standards, amendments and interpretations. However, the Company is currently assessing what impact the application of these standards or amendments will have on the consolidated financial statements of the Company. The Company intends to adopt these standards, if applicable, when the standards become effective:

●	Effective 1 January 2027, the Company will adopt IFRS 18, Presentation and Disclosure in Financial Statements. The new standards replace IAS 1, Presentation of Financial Statements, and for all entities will Introduce a new defined structure for the statement of profit and loss and require the classification of income and expenses in that statement into one of five categories: operating; investing; financing; income taxes; and discontinued operations. IFRS 18 introduces definitions of these categories for purposes of the statement of profit and loss. Specific categorization requirements will apply to entities whose ‘main business activity’ is to provide financing to customers or to invest in specified assets. Entities will also be required to present new subtotals for ‘operating profit or loss’ and ‘profit or loss before financing and income taxes;

Modern Mining Technology Corp. Amounts expressed in United States dollars except share amounts

5)	New standards, amendments and interpretations not yet adopted (continued)

●	Require disclosure of ‘management-defined performance measures’ (MPMs) in a single note to the financial statements. MPMs are subtotals of income and expenses that an entity uses in public communications outside of its financial statements, to communicate management’s view of an aspect of the financial performance of the entity as a whole to users. Entities must disclose a reconciliation between the measure and the most directly comparable total or subtotal specifically required to be disclosed by IFRS Accounting Standards or subtotal listed in IFRS 18;

●	Enhance guidance about how to group information within the financial statements; and

●	For the statement of cash flows, require that ‘operating profit or loss’ be used as the starting point for determining cash flows from operating activities under the indirect method, and remove the optionality around classification of cash flows from interests and dividends.

IFRS 18 is effective for annual reporting periods beginning on or after 1 January 2027, including for interim financial statements. Earlier application is permitted. The new standards is to be applied retrospectively, and, in the year of adoption, a reconciliation is required between how the statement of profit or loss was presented in the comparative period under IAS 1 and how it is presented in the current year under IFRS 18.

6)	Financial instruments and risk management

In common with all other businesses, the Company is exposed to risk that arise from its use of financial instruments. This note describes the Company’s objectives, policies and processes for managing those risks and the method used to measure them. Further quantitative information in respect to these risks is presented throughout the Financial Statements.

Risk management is carried out by the Company’s management team under policies approved by the Board of Directors. The Board of Directors also provided regular guidance for overall risk management.

a)	Financial instrument classification and measurement

Financial instruments of the Company carried on the Consolidated Statements of Financial Position are carried at amortized cost, with the exception of warrant liability, classified and held at fair value through profit or loss.

The Company classifies the fair value of these transactions according to the following hierarchy:

Level 1 - quoted prices in active markets for identical financial instruments.

Level 2 - quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant and significant value drivers are observable in active markets.

Level 3 - valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The Company’s warrant liability is classified at level 3 with a fair value of $36,183,565 as of 31 December 2025 (31 December 2024 -$nil). See Note 14. The Company’s simple agreements for future equity liability are classified at level 3 with a fair value of $85,000 as of 31 December 2025 (31 December 2024 -$nil). See Note 15.

Modern Mining Technology Corp. Amounts expressed in United States dollars except share amounts

6)	Financial instruments and risk management (continued)

b)	Market risk

Market risk is the risk that changes in market prices will affect the Company’s earnings or the value of its financial instruments. Market risk is comprised of other price risk, currency risk, and interest rate risk. The objective of market risk management is to manage and control exposures within acceptable limits, while maximizing returns. These market risks are evaluated by monitoring changes in key economic indicators and market information on an on-going basis, adjusting operations and budgets accordingly. The Company is not subject to market risk.

c)	Credit risk

Credit risk is the risk that one party to a financial instrument will fail to discharge an obligation and cause the other party to incur a financial loss. The Company’s primary exposure to credit risk is on its cash and restricted cash. The Company’s cash and restricted cash are held with major banks in Canada and the United States. Accordingly, the Company is not exposed to significant credit risk.

d)	Liquidity risk

Liquidity risk is the risk that the Company will not be able to settle or manage its obligations associated with financial liabilities. In the management of liquidity risk, the Company maintains a balance between continuity of funding and the flexibility through the use of borrowings. Management closely monitors the liquidity position and expects to have adequate sources of funding to finance the Company’s projects and operations. The Company is dependent on external financing and will be required to raise additional capital in the future to fund its operations (Note 1).

As at 31 December 2025 and 31 December 2024, the Company had a cash balance of $313,208 (31 December 2024 - $101,829) to settle current liabilities of $43,044,024 (31 December 2024 - $8,038,773). So far, the Company is not profitable and has had to rely on the issuance of equity securities for cash, primarily through private placements and from related and other parties. The Company’s access to financing is uncertain. There can be no assurance of continued access to significant equity or debt financing.

e)	Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company is exposed to cash flow interest rate risk on the variable rate of interest earned on its cash and restricted cash. The cash flow interest rate risk on cash is insignificant since deposits are short term in nature. The Company does not hold any other financial assets or liabilities with variable interest rates that will have significant impact arising from interest rate risk. The fair value interest rate risk on the Company’s other assets and liabilities are deemed to be insignificant.

The Company has not entered into any derivative instruments to manage interest rate fluctuations, thus, the Company is not subject to interest rate risk.

f)	Foreign currency risk

Foreign currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates.

The Company’s certain operating expenses and acquisition costs are denominated in US$ and incurred by MMTC Delaware, and a large portion of the expenses of the Company are in Canadian dollars. The Company’s corporate office is based in Canada, and the exposure to exchange rate fluctuations arises mainly on foreign currencies, which are the US$.

The Company is exposed to foreign exchange risk. The Company has not entered into any derivative instruments to manage foreign exchange fluctuations; however, management monitors foreign exchange exposure, and if rates continue to fall, management will look at entering into derivative contracts. Should the US dollar and Canadian dollar exchange rate have changed by 5% at the period end, the impact to profit or loss would be +/- $83,866.

Modern Mining Technology Corp. Amounts expressed in United States dollars except share amounts

6)	Financial instruments and risk management (continued)

The Company’s monetary assets and liabilities denominated in Canadian dollars are shown here in US$:

Rounded (‘000)	31 December 2025	31 December 2024
Cash	$66,000	$48,000
Accounts payable	$1,248,000	$913,000

7)	Property and equipment, net

Property and Equipment	Manufacturing Equipment
Cost
Balance as at 1 January 2024 and 31 December 2024	$533,333
Additions	32,064
Balance as at 31 December 2025	$565,397
Accumulated Depreciation
Balance as at 1 January 2024	$477,145
Depreciation for the year	32,107
Balance as at 31 December 2024	509,252
Depreciation for the year	27,228
Balance as at 31 December 2025	$536,480
Carrying Amounts
Balance as at 31 December 2024	$24,081
Balance as at 31 December 2025	$28,917

Modern Mining Technology Corp. Amounts expressed in United States dollars except share amounts

8)	Leasehold improvements, net

Leasehold Improvements	Leasehold Improvements
Cost
Balance as at 1 January 2024	$90,627
Balance as at 31 December 2024	$90,627
Balance as at 31 December 2025	$90,627
Accumulated Depreciation
Balance as at 1 January 2024	$36,058
Depreciation for the year	31,115
Balance as at 31 December 2024	$67,173
Depreciation for the year	23,431
Balance as at 31 December 2025	$90,604
Carrying Amounts
Balance as at 31 December 2024	$23,454
Balance as at 31 December 2025	$23

9)	Short term loans

Short-Term Loans	Principal	Interest	Total
Balance as at 1 January 2024	$338,144	$34,413	$372,557
Additions	615,748	59,886	675,634
Foreign translation adjustment	-	(22,459)	(22,459)
Balance as at 31 December 2024	$953,892	$71,840	$1,025,732
Additions	777,652	127,478	905,130
Foreign translation adjustment	24,795	23,152	47,947
Balance as at 31 December 2025	$1,756,339	$222,470	$1,978,809

CAD denominated loans:

During the year ended 31 December 2025, the Company received a total of CAD $688,250 ($502,152) in new short-term loans (31 December 2024 – CAD $886,000 ($615,748)). Interest accrued on the CAD denominated loans during the year amounted to $101,620 (2024 - $46,221) and has been included in the interest and accretion expense in the consolidated statements of loss and comprehensive loss. These short-term loans are payable on demand and have an interest rate of 8% per annum compounded annually.

USD denominated loans:

During the year ended 31 December 2025, the Company received a total of $275,500 in new short-term loans (31 December 2024 – $nil). Interest accrued on the USD denominated loans during the year amounted to $10,499 (2024 - $nil) and has been included in the interest and accretion expense in the consolidated statements of loss and comprehensive loss. These short-term loans are payable on demand and have an interest rate of 8% per annum compounded annually.

The Company also had $78,050 of short-term loans denominated in USD received during 31 December 2021. Interest accrued on these $78,050 loans during the year amounted to $15,359 (2024 - $13,665) and has been included in the interest and accretion expense in the consolidated statements of loss and comprehensive loss. These short-term loans are also payable on demand and have an interest rate of 1% per month, compounded monthly.

Modern Mining Technology Corp. Amounts expressed in United States dollars except share amounts

10)	Equipment loan

As at 31 December 2025, the balance in equipment loan is $61,000 (31 December 2024 - $61,000). This is an unsecured loan with no terms for repayment.

11)	Right-of-use assets and lease liability

The Company has entered into a contractual arrangement that include right-of-use assets that relate to the lease of its operating facility. On 22 September 2022, the Company entered into a lease agreement for the lease of the Company’s North Carolina facility for E-Waste feedstock processing. The lease term is for three years, with a right to extend for three additional one year terms. Annual rent during the first three lease years is $120,000, payable in monthly instalments of $10,000. This is subject to adjustment upon extension of the lease term. A security deposit in the amount of $30,000 was paid upon execution of the lease and will be returned without interest at the end of the term, or upon the earlier termination within the conditions of this lease. The incremental borrowing rate utilized to discount future lease payments was 12%.

The Company’s operating facility lease expired on 22 September 2025 and the Company used its first right and renewed the lease for an additional one year term. The extension of this lease was accounted for as follows:

Lease liability net book value consists of:	31 December 2025	31 December 2024
Current	$86,517	$76,517
Non-current	-	-
Total	$86,517	$76,517

The lease liability consists of the following:

Amount
Balance as at 1 January 2024	$180,456
Interest expense	16,061
Lease payments	(120,000)
Balance as at 31 December 2024	$76,517

Amount
Balance as at 1 January 2025	$76,517
Interest expense	16,324
Lease payments	(120,000)
Lease addition	113,676
Balance as at 31 December 2025	$86,517

Right-of-use assets	Cost	Depreciation	Carrying Amount
Balance as at 1 January 2024	$307,508	$(128,128)	$179,380
Additions	-	(102,503)	(102,502)
Balance as at 31 December 2024	$307,508	$(230,631)	$76,877
Additions	113,677	(105,296)	8,381
Balance as at 31 December 2025	$421,185	$(335,927)	$85,258

Modern Mining Technology Corp. Amounts expressed in United States dollars except share amounts

12)	Convertible debenture and interest payable

In April 2022, MMTC arranged for an offering of unsecured convertible debentures (“Debentures”) in an aggregate principal amount of $3,331,390. The Debentures bear interest at five percent (5%) per annum and are unsecured obligations of the Company. The Debentures were due thirty-six months following their issuance. The Debentures also provide that in the event the Company completes a U.S. Listing (i.e., the offering), the principal amount of the Debentures plus any accrued unpaid interest will automatically convert into Common Shares at a conversion price equal to the lessor of (A) a 40% discount to the price of the offering, and (B) $5.00, and shall be subject to a six (6) month hold period from the completion of the offering. Should the Company complete a Canadian Listing (i.e., the offering), the principal amount of the Debentures plus any accrued unpaid interest will automatically convert into Units, comprised of one common share and one-half warrant at a conversion price equal to the lessor of a 20% discount to the price of the offering price. Each whole warrant shall be exercisable at a price equal to a 218% premium to the offering price for a period of 24 months from the date of the Canadian Listing.

The Company evaluated the terms and conditions of the contingent settlement provision and determined that the entire instrument would be treated as a financial liability at amortised cost as there is no unconditional right to avoid delivering cash or another financial asset. The transaction price was determined to be the fair value of the convertible debt. The Company incurred $156,994 in finder’s fees and $26,701 in legal fees which were deducted from the principal value of the convertible debt. Interest is accrued at the rate of 5% per annum (based on a year of 360 days comprised of twelve 30-day months), payable only on the maturity date of the Debentures. During the year ended 31 December 2025, the Company recorded $215,034 (31 December 2024 - $167,047) in interest which was recorded as interest expense in the consolidated statements of loss and comprehensive loss. The Debentures are being amortized over the life of the debenture using the effective interest rate of 7.04%. Accretion for the year ended 31 December 2025 was $17,664 (31 December 2024 - $62,417). The Company amended these Debentures, whereby the Company extended the maturity date from 7 April 2025 to 7 April 2027, with the interest rate increased from 5% per annum to 7% per annum. The Company assessed that the amendment to the Debentures constituted a loan modification, with no gain or loss recognized upon modification.

During the year ended 31 December 2024, MMTC arranged for an offering of unsecured convertible debentures (“2024 Debentures”) in an aggregate principal amount of $92,300. The 2024 Debentures bears interest at five percent (5%) per annum and are unsecured obligations of the Company. The 2024 Debentures are due thirty-six months following their issuance (i.e. 28 July 2027). The 2024 Debentures also provide that in the event that the Company completes a go-public transaction in any recognized stock exchange, the principal amount and all accrued and unpaid interest will automatically convert into Common Shares at a conversion price equal to the lessor of (A) a 40% discount to the price of the offering and (B) $5.00 and shall be subject to a six (6) month hold period from the completion of the offering. The Company incurred $nil in finder’s fees. Interest is accrued at the rate of 5% per annum (based on a year of 360 days comprised of twelve 30-day months), payable only on the maturity date of the Debentures. During the year ended 31 December 2025, the Company recorded $5,327 (31 December 2024 - $2,346) in interest which was recorded as interest expense in the consolidated statements of loss and comprehensive loss. The Debentures are being amortized over the life of the debenture using the effective interest rate of 5%. Accretion for the year ended 31 December 2025 was $nil (31 December 2024 - $nil).

Modern Mining Technology Corp. Amounts expressed in United States dollars except share amounts

12)	Convertible debenture and interest payable (continued)

Convertible Debenture	Principal	Interest	Total
Balance as at 1 January 2024	$3,249,145	$288,875	$3,538,020
Additions	92,300	-	92,300
Accretion expense	62,417	-	62,417
Interest expense	-	169,393	169,393
Balance as at 31 December 2024	$3,403,862	$458,268	$3,862,130
Accretion expense	17,664	-	17,664
Interest expense	-	220,361	220,361
Balance as at 31 December 2025	$3,421,526	$678,629	$4,100,155

Current – 31 December 2024	$3,311,562	$455,922	$3,767,484
Non-current – 31 December 2024	$92,300	$2,346	$94,646
Current – 31 December 2025	$-	$-	$-
Non-current – 31 December 2025	$3,421,526	$678,629	$4,100,155

13)	Contract liability

On 18 June 2025, the Company entered into an investment agreement with OR Royalties Inc. (“OR”) to support development of the Company’s initial electronic-waste recovery project in Greenville, North Carolina (the “Initial Project”). Under the agreement OR purchased 47,058 common shares of the Company for gross proceeds of $200,000 (the “Initial Investment”). In addition to the cash consideration, the Company is also required to undertake a third-party study on the technical study report of the Company’s technology (“the Study”), the scope, and the estimated budget and timeline of the Company’s recycling facility project. In addition to the delivery of the report, the Company also agreed to grant potential future royalty rights to the investor. In the case where the Company decided to not pursue the future royalty arrangement but OR wishes to proceed, the Company is required to pay a break-up fee in the amount of $100,000. In the case where OR does not wish to proceed with the future royalty arrangement but the Company wishes to proceed, the investor is required to render the 47,058 common shares issued to the Company.

At inception, the subscription proceeds were recorded as a contract liability in accordance with IAS 32 Financial Instruments: Presentation, as the Company had a contractual obligation to either (i) deliver the Study or (ii) pay the break fee. The arrangement therefore does not meet the definition of an equity instrument until the performance conditions are resolved.

The liability was initially recognized at $200,000, measured at amortized cost until contractual obligations are delivered.

Modern Mining Technology Corp. Amounts expressed in United States dollars except share amounts

14)	Warrant liability

On 7 August 2021, the Company issued 9,705,696 warrants to investors in a private placement for consideration of gross proceeds of C$173,250 ($137,365), each warrant allowing the holder to purchase one common share at a price of $0.34 (CAD$0.425) (the “Investor Rights Warrants” or “IRW”) for a period of three-years from the date the Company completed an initial public offering (“IPO”). On 26 May 2023, the Company modified the terms of the Investor Rights Warrants, allowing them to automatically convert into common shares upon the closing of an IPO on a cashless basis and based on the IPO share price.

On 6 July 2024, the Board of the Company approved further modification, in the event that the Company either (a) completes a financing or series of financings or enters into a royalty streaming agreement to raise aggregate gross proceeds of not less than US$5,000,000 at any time between May 1, 2024 and IPO, or (b) completes an IPO where the market value of the Company is not less than US$100,000,000, then in lieu of each common share the subscriber would have otherwise received, the subscriber shall receive a unit (a “Unit”) consisting of one common share and one additional warrant (an “Underlying Warrant”) to purchase one additional common share (an “Underlying Share”) at a price of $0.085 per share which automatically converts on a cashless basis at the time of IPO.

As at 31 December 2025, the fair value of the warrant liability has been determined to be $36,183,565 (31 December 2024 - $nil). The Company recognized a total of $36,183,565 fair value loss on the valuation of warrant liability for the period ended 31 December 2025 (31 December 2024 – gain of $328,512) and the loss has been included in the consolidated statements of loss and comprehensive loss.

The warrants were classified as a Level 3 financial instrument. Their fair value was based on an estimated IPO share price of $4.25, approximately 50% probability of an IPO, and an expected IPO timing of mid-2026. The IPO probability increased from a nominal level at 31 December 2024 due to significant progress in the IPO process by 31 December 2025. As of 31 December 2025, the Company had engaged a lead selling agent and filed a preliminary offering circular with the Securities and Exchange Commission to issue common shares at $4.25 per share. The warrant liability was discounted from the expected timing of the IPO to 31 December 2025 using a risk-free interest rate of 3.48%.

Warrant Liability	31 December 2025	31 December 2024
Balance – Beginning of Year	$-	$340,234
Unrealized loss (gain) on the warrant liability	36,183,565	(328,512)
Foreign currency translation	-	(11,722)
Balance – End of Year	$36,183,565	$-

15)	Simple agreement for future equity (“SAFE”)

During the year ended 31 December 2025, the Company entered into SAFEs with various investors for gross proceeds of $85,000. Subsequent to year end, the Company completed an additional financing (see Note 22 – Subsequent events).

The SAFEs entitle investors to receive common shares upon the occurrence of a qualifying event, such as an initial public offering, at a 25% discount to the future offering price. The number of shares to be issued is variable as it depends on the future share price at the time of conversion. The agreements also include provisions for cash settlement in the event of a liquidity or dissolution event.

The SAFE issuances subsequent to year-end was consistent with the pricing and terms in effect during 2025; accordingly, no fair value changes were recognized as at 31 December 2025.

The SAFE liability of $85,000 is classified as a current liability as at 31 December 2025.

Modern Mining Technology Corp. Amounts expressed in United States dollars except share amounts

16)	Share capital

a.	Authorized:

As at 31 December 2025, 11,764,500 common shares were authorized (31 December 2024 – 11,764,500).

No preferred shares were authorized as at 31 December 2025 and 31 December 2024.

b.	Issued or allotted and fully paid:

The Company entered into an investment agreement pursuant to which the Company issued 47,058 common shares to the investor in exchange for $200,000 in cash (Note 13).

No shares were issued during the years ended 31 December 2024.

As at 31 December 2025, the Company had 12,596,814 (31 December 2024 -12,646,812) warrants, that were issued and outstanding (inclusive of the warrant classified as derivative financial liabilities). These warrants remained anti-dilutive as at 31 December 2025 and 31 December 2024, and therefore, were not included in the calculation of diluted loss per share.

Warrants

Warrant transactions for the years ended 31 December 2025 and 2024 are summarized as follows:

Warrant Activity	31 December 2025	Weighted Average Exercise Price	31 December 2024	Weighted Average Exercise Price
Balance – Beginning of Year	12,646,812	$0.35	12,725,238	$0.35
Expired	(49,998)	-	(78,426)	-
Balance – End of Year	12,596,814	$0.35	12,646,812	$0.35

As at 31 December 2025, 12,596,814 warrants have a weighted average exercise price of $0.35 (31 December 2024 - $0.35).

The number of warrants outstanding as at 31 December 2025 and 31 December 2024 are as follows:

Issuance Date	Expiry Date	Exercise Price		31 December 2025	31 December 2024
7 August 2021	upon completion of IPO	CAD$	0.43	9,705,696	9,705,696
30 August 2021	3 years post IPO		$0.09	2,891,118	2,941,116
				12,596,814	12,646,812

As at 31 December 2025, 2,891,118 performance warrants (“Performance Warrants”) remained issued and outstanding (31 December 2024 – 2,941,116). Out of the 2,891,118 Performance Warrants, 1,158,800 warrants are exercisable upon the Company achieving at least $10,000,000 in gross sales; 1,732,318 warrants are exercisable upon the Company achieving at least $20,000,000 in gross sales.

Modern Mining Technology Corp. Amounts expressed in United States dollars except share amounts

17)	Related party transactions and obligations

The Company compensates certain of its key management personnel to operate its business in the normal course. Key management includes the Company’s executive officers and members of its Board of Directors. Transactions and balances with key management personnel and related parties not disclosed elsewhere in the Financial Statements are as follows:

Related Party Disclosure Principal Position	Year(i)	Director & Officer Fees	Accounts Payable
Chairman	2025	$62,500	$243,745
	2024	$62,500	$181,250
Directors	2025	$165,000	$643,011
	2024	$165,000	$477,976
CEO & Director	2025	$180,000	$652,296
	2024	$180,000	$462,202
CFO	2025	$51,000	$71,400
	2024	$17,000	$17,850
Former CFO	2025	$-	$68,948
	2024	$28,745	$65,575
Consultant	2025	$132,000	$422,178
	2024	$133,337	$259,144
Total	2025	$590,500	$2,101,578
	2024	$586,582	$1,463,997

i)	For the years ended 31 December 2025 and 2024.

These transactions were in the normal course of operations, which is the amount of consideration established and agreed to by the related parties.

The Chairman holds 117,645 IRWs and 445,873 performance warrants; the CEO holds 676,458 IRWs and 441,168 performance warrants; and the other directors collectively hold 485,285 IRWs, 674,692 performance warrants, and $10,000 of convertible debentures.

There is an investor and consultant who is considered as a related party to the Company due to his significant voting rights through his common share ownership, Investor Right Warrants ownership and the short-term loans outstanding. These facts resulted in the investor and consultant having significant influence over the Company. As at 31 December 2025, the Company had a total of $854,518 of short-term loans (inclusive of interest payable) (31 December 2024 - $452,213) balance owing to this investor and consultant. The terms of the short-term loans are payable on demand and bear interest at 8% per annum, compounded annually. As at 31 December 2025 and 31 December 2024, this investor and consultant owned a total of 3,260,237 of IRW of the Company (31 December 2024 – 3,260,237).

There are investors who are considered related parties to the Company due to their collective ownership of Investor Rights Warrants, common shares, and outstanding short-term loans. These factors result in these individuals having significant influence over the Company. As at 31 December 2025, the Company had a total of CAD $1,248,048 of short-term loans (inclusive of interest payable) (31 December 2024 – CAD $649,180) outstanding to these individuals. The terms of the short-term loans are payable on demand and bear interest at 8% per annum, compounded annually. As at 31 December 2025 and 2024, these individuals held a total of 2,712,694 Investor Rights Warrants of the Company (31 December 2024 – 2,712,694).

Modern Mining Technology Corp. Amounts expressed in United States dollars except share amounts

18)	Capital management

The Company manages its capital structure and makes adjustments to it, based on the funds available to the Company, in order to pursue the Company’s objectives. The Board of Directors does not establish quantitative return on capital criteria for management, but rather relies on the expertise of the Company’s management to sustain future development of the business.

In the management of capital, the Company includes its components of equity (deficit). The Company manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust the capital structure, the Company may attempt to issue new shares, issue debt, acquire or adjust the amount of cash and investments.

At this stage of the Company’s development, in order to maximize ongoing development efforts, the Company does not pay out dividends. Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Company, is reasonable. The Company’s capital is not subject to any externally imposed capital requirements.

19)	Segmented information

The Company has one operating segment, which is the refinement of precious metals from electronic waste in the US. The following table provides segmented disclosure on non-current assets:

	US	Canada	Total
31 December 2025
Non-current assets	$114,198	$-	$114,198
31 December 2024
Non-current assets	$124,412	$-	$124,412

20)	Income taxes

The following table reconciles the expected income tax expense (recovery) at the Canadian and USA statutory income tax rates to the amounts recognized in the consolidated statements of loss and comprehensive loss for the years ended 31 December 2025 and 2024.

	31 December 2025	31 December 2024
Net loss before tax	$(38,368,833)	$(2,305,221)
Statutory tax rate	21%	21%
Expected income tax (recovery)	(8,057,000)	(484,000)
Non-deductible fair value revaluation of warrant liability	7,599,000	-
Permanent differences and other	(50,000)	52,000
Change in deferred tax asset not recognized	508,000	432,000
Total income tax expense (recovery)	$-	$-

Modern Mining Technology Corp. Amounts expressed in United States dollars except share amounts

20)	Income taxes (continued)

The significant components of the Company’s deferred tax assets and liabilities are as follows:

	31 December 2025	31 December 2024
Deferred Tax Assets
Non-capital losses carried forward	$454	$13,979
Lease liability	18,069	16,069
Deferred Tax Liabilities
Convertible debenture	454	4,164
Property and equipment	-	9,740
Right-of-use assets	18,069	16,144
Net Deferred Tax Liabilities	$-	$-

The unrecognized deductible temporary differences and deferred income tax assets as at 31 December 2025 and 2024 are comprised of the following:

	31 December 2025	31 December 2024
Non-capital losses available for future periods	$11,574,000	$9,269,000
Property and equipment	4,000	-
Share issuance cost	-	15,000
Intangible assets	-	29,000
R&D costs	20,000	-
Financial statement and tax reserves	973,000	812,000
Total unrecognized deductible temporary differences and deferred income tax assets	$12,571,000	$10,125,000

The Company is treated as a United States corporation for United States federal income tax purposes under section 7874 of the U.S. Tax Code and is expected to be subject to United States federal income tax on its worldwide income. However, for Canadian tax purposes, the Company is expected, regardless of any application of section 7874 of the U.S. Tax Code, to be treated as a Canadian resident company (as defined in the Income Tax Act (Canada) (the “ITA”) for Canadian income tax purposes. As a result, the Company will be subject to taxation both in Canada and the United States.

As of 31 December 2025, $7,038,000 of the non-capital loss carry-forwards were held by the Company, with the remaining $4,536,000 held by the Company’s subsidiary, MMTC Delaware. $35,911 of the non-capital loss carry-forwards in MMTC Delaware expire in 2037, with the remaining carried-forward indefinitely.

21)	Commitments

In February 2022, the Company has entered into the transition agreement with the former CEO & Director, to provide technical advisory services at $14,000 per month payable until eighteen (18) months following the date of completion of the Company’s IPO; and a one-time bonus of $50,000 if the IPO is successful. It was further agreed to repay the short-term loan of $78,050 plus interest within ten (10) days of closing of the offering. In September 2023, the Company agreed to increase the monthly fee to $15,000 per month following the closing of the IPO for twenty four (24) months and consulting invoices to be paid within seven (7) days of IPO proceeds including interest of 2% compounded monthly. Subsequent to year-end, the former CEO & Director passed away due to an illness. Under the common-law doctrine of frustration, the transition agreement has ceased as performance has become unachievable. Amounts accrued and accruing up to the date of his passing will be paid out in accordance with the transition agreement with all other performance-based compensation nulled.

Modern Mining Technology Corp. Amounts expressed in United States dollars except share amounts

21)	Commitments (continued)

On 8 September 2025, the Company entered into a posting agreement with Equifund Technologies LLC to provide online offering platform services for its Regulation A capital raise. The agreement includes a $45,000 onboarding fee payable upon the first closing and transaction-based administrative fees thereafter. The agreement is for a term of 12 months and may be terminated by mutual consent.

22)	Subsequent events

The Company has evaluated all events occurring through 29 June 2026, the date on which the financial statements were issued, and during which time, nothing has occurred outside the normal course of business operations that would require disclosure except the following:

The Company approved the issuance of one or more SAFE with certain investors for aggregate proceeds of up to $3,000,000. Under the SAFE Agreements, the holders are entitled to receive common shares upon the occurrence of a qualifying equity financing or other liquidity events, including the Company’s Regulation A initial public offering. Upon such event, the SAFE converts into common shares, with the number of shares issued equal to the investment amount divided by a discounted conversion price, calculated as the public offering price per share multiplied by a contractual discount rate of 75%. Until conversion, the SAFE Agreements do not represent issued equity instruments and do not provide voting or ownership rights. In addition to $85,000 issued SAFE Agreements as of 31 December 2025, subsequently, the Company had issued additional $2,816,956, bringing total SAFE proceeds raised to $2,901,956.

On 1 March 2026, the Company entered into a consulting agreement with Madrina Communications Corp. (“Madrina”) to provide investor relations and advisory services in connection with a planned listing of the Company’s common stock on a U.S. or foreign national securities exchange. The agreement continues until the completion of the listing, unless terminated earlier by either party upon 30 days’ written notice. Upon successful completion of the listing, the Company will pay Madrina a base fee $165,000 for each 30-day period falling within the term (prorated for partial periods), plus $150 per hour for required after-hours services, payable within 30 days of the listing completion. Madrina may also be eligible for a discretionary, merit-based bonus. All fees are expressly contingent upon the completion of the listing; if the Company abandons the listing prior to completion, no fees will be owed other than pre-approved, out-of-pocket expenses.

On 19 March 2026, the Company entered into a Selling Agency Agreement with Digital Offering, LLC (“Digital Offering”), pursuant to which Digital Offering agreed to act as the Company’s selling agent, on a best efforts basis only, in connection with a Regulation A offering of the Company’s common shares. Under the agreement, Digital Offering is not obligated to underwrite or purchase any securities for its own account and may engage other FINRA-member broker-dealers to assist in the offering. The Company agreed to pay Digital Offering a cash commission equal to 7.0% of the gross proceeds received from the sale of the common shares and to issue warrants to purchase a number of common shares equal to 2.5% of the total number of shares sold in the offering, exercisable at 125% of the public offering price commencing on the date of issuance and expiring on the fifth anniversary of the commencement of sales in the offering.

On 2 April 2026, the Company entered into a twelve-month consulting agreement with Skeleton Crew Labs LLC (“SCL”) for advisory services related to the Company’s Form 1-A offering. Pursuant to the agreement, the Company issued 470,000 shares of common stock to SCL as a non-refundable retainer. The shares are subject to a six-month contractual hold period following the listing of the Company’s common shares on a national securities exchange in the United States.

On 11 May 2026, the Company entered into a Pooling Agreement under which, upon the IPO, “pooled securities,” defined to include all Common Shares, all Investor Rights Warrants, all Convertible Debentures, as applicable, and all securities underlying the Investor Rights Warrants and Convertible Debentures held by the participating securityholders are subject to contractual resale restrictions for 180 days. Under the agreement, 45% of the shares remain restricted during the lock-up period, 25% may be released early if specified share price and trading volume thresholds are achieved, and the remaining 30% may be progressively released in 5% tranches after 30, 60, 90, 120 and 150 days following the IPO, provided additional trading price and volume conditions are satisfied.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report on Form 1-K to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: September 23, 2026	MODERN MINING TECHNOLOGY CORP.

	By:	/s/ Kuljit Basi
	Name:	Kuljit (Jeet) Basi
	Title:	President, Chief Executive Officer
(Principal Executive Officer) and Director

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kuljit Basi	President, Chief Executive Officer	September 23, 2026
Kuljit (Jeet) Basi	(Principal Executive Officer) and Director

/s/ Austin Thornberry	Chief Financial Officer (Principal Financial Officer and	September 23, 2026
Austin Thornberry	Principal Accounting Officer)

/s/ Sean Bromley		September 23, 2026
Sean Bromley	Director

/s/ Mark Zorko		September 23, 2026
Mark Zorko	Director

/s/ Matt Chatterton		September 23, 2026
Matt Chatterton	Director